Exhibit 10.12

Form of Notice of RSU Grant and Agreement

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THE HOLDER HEREOF, BY HOLDING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY (I) RULE 144 OR (II) RULE 144A THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS. PROVIDED THAT, IN THE CASE OF TRANSFERS PURSUANT TO (C)(I) OR (D) ABOVE, THE HOLDER SHALL FURNISH TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EACH CASE REASONABLY SATISFACTORY TO THE COMPANY, AS TO COMPLIANCE WITH APPLICABLE SECURITIES LAWS. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

GREEN THUMB INDUSTRIES INC.

2018 STOCK AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made this      day of             , 2018 (the “Effective Date”), by and between Green Thumb Industries Inc., a Delaware corporation (the “Company”) and                     (“Participant”).

1,    Award. The Company hereby grants to Participant a restricted stock unit award covering                    Subordinate Voting Shares (the “Shares”) of the Company according to the terms and conditions set forth herein and in the Green Thumb Industries, Inc. 2018 Stock and Incentive Plan (the “Plan”). Each restricted stock unit (a “Unit”) represents the right to receive one Subordinate Voting Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) of the Plan. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan. A copy of the Plan will be furnished upon request of Participant.

2.    Vesting. Except as otherwise provided in this Agreement, the Units shall vest in accordance with the following schedule:

On or after each of the following dates	Number of Units Vested

3.    Restrictions on Transfer. The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

4.    Forfeiture; Early Vesting. If Participant ceases to perform services for the Company or any Affiliate, whether or not terminated for cause, prior to vesting of the Units pursuant to Section 2 or Section 4 hereof, all of Participant’s rights to all of the unvested Units shall be immediately and irrevocably forfeited, except that if within 12 months following a Change in Control (as defined below), the Company terminates the Participant’s service with the Company for reasons other than for Cause (as defined below), all Units granted hereunder not already forfeited under operation of this Section 4 shall become fully vested with all restrictions lifted, and be issued pursuant to Section 5(a) hereof. Upon forfeiture, Participant will no longer have any rights relating to the unvested Units. For purposes of this Agreement:

(a)    “Cause” shall mean a (i) repeated failure to competently and diligently perform duties of Participant’s position with the Company (other than due to physical or mental illness); (ii) conviction of guilty or nolo contendere plea to, a misdemeanor which is materially and demonstrably injurious to the Company or any of its subsidiaries or any felony; (iii) commission of an act, or a failure to act, that constitutes fraud, gross negligence or willful misconduct (including without limitation, embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in personal gain at the expense of the Company or any of its subsidiaries); and (iv) violation of any applicable laws, rules or regulations or failure to comply with applicable confidentiality, non solicitation and non competition obligations to the Company or any of its subsidiaries, corporate code of business conduct or other material policies of the Company or any of its subsidiaries in connection with or during performance of the Participant’s duties to the Company or any of its subsidiaries that could, in the Board’s opinion, cause material injury to the Company or any of its subsidiaries; and (v) failure to maintain applicable professional licenses or certifications. In the case of a violation or failure under (i), (iv) or (v), if such violation or failure is curable, such violation or failure shall only constitute “Cause” if it is not cured within thirty (30) days after notice thereof to the Participant; and

(b)    “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

i.    the occurrence of any of the following events (each, a “Business Combination”): (a) the sale of more than 50% of the outstanding equity securities of the Company in a single transaction or in a series of transactions occurring during a period of not more than twelve months; (b) the Company is merged, amalgamated or consolidated with another corporation; or (c) a sale of substantially all of the assets of the Company to another entity, unless, following any of the foregoing Business Combinations in (a) through (c) above, all or substantially all of the individuals and entities that were the beneficial owners of the Company’s outstanding voting securities immediately prior to such Business Combination beneficially own immediately after the transaction or transactions, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities (or comparable interests) of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more affiliates) in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such Business Combination; or

ii.    in any twelve (12) month period, the individuals who, as of the beginning of the 12-month period, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election or appointment, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

Notwithstanding the foregoing Change in Control definition or any other provision of this Agreement or the Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

5.    Miscellaneous»

(a)     Issuance of Shares. As soon as administratively practicable following the Participant’s vesting date under Section 2 or Section 4 hereof, as applicable, and the Participant’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the vesting date), the Company shall cause to be issued and delivered to the Participant a certificate or certificates evidencing Shares registered in the name of the Participant (or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be) or to instruct the Company’s transfer agent to electronically deliver such shares to the respective Participant. The number of Shares issued shall equal the number of Units vested, reduced as necessary to cover applicable withholding obligations in accordance with Section 5(c) hereof. If it is administratively impracticable to issue Shares within the time frame described above because issuances of Shares are prohibited or restricted pursuant to the policies of the Company that are reasonably designed to ensure compliance with applicable securities laws or stock exchange rules, then such issuance shall be delayed until such prohibitions or restrictions lapse.

(b)    Rights as Shareholder. Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 5(a) hereof.

(c)    Taxes. The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Agreement. The Company may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Agreement, including any means permitted in Section 8 of the Plan. The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Tax Obligations by (1) withholding a portion of the Shares otherwise to be issued in payment of the Units having a value equal to the amount of Withholding Obligation in accordance with such rules as the Company may from time to time establish; provided, however, that the amount of the Shares so withheld shall not exceed the amount necessary to satisfy the required Withholding Obligations using applicable minimum statutory withholding rates; (2) withholding from the wages and other cash compensation payable to the Participant or by causing the Participant to tender a cash payment or other Shares to the Company; or (3) selling on the Participant’s behalf (using any brokerage firm determined acceptable to the Company for such purpose) a portion of the Shares issued in payment of the Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations. The Participant shall be responsible for all brokerage fees and other costs of sale, and the Participant further agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale. The Company may refuse to deliver Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.

(d)    Subject to Plan. This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect. A copy of the Plan will be furnished upon request of the Participant.

(e)    No Right to Continued Service. This Agreement shall not confer on the Participant any right with respect to continuance of service to the Company, nor will it interfere in any way with the right of the Company to terminate such service at any time.

(f)    Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(g)    Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(h)    No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(i)    Section 409A Provisions. The payment of Shares under this Agreement are intended to be exempt from the application of section 409A of the Internal Revenue Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation § 1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under section 409A of the Internal Revenue Code, as amended (“Section 409A”) and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s Disability or termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

(j)    Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

GREEN THUMB INDUSTRIES, INC.

By:

[NAME]
[TITLE]

PARTICIPANT

Print Name: